Exhibit 4.1

FIRST AMENDMENT TO THE RIGHTS AGREEMENT

This Amendment dated as of July 28, 2011 (this “Amendment”), amends that certain Rights Agreement, dated as of October 23, 2007 (the “Agreement”), between SIGNATURE GROUP HOLDINGS, INC. f/k/a FREMONT GENERAL CORPORATION (the “Company”), a Nevada corporation, and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company (the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, Section 27 of the Agreement provides that, prior to the Distribution Date, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, no Distribution Date has occurred; and

WHEREAS, pursuant to resolutions of the Board adopted on the date hereof, the Board has determined that an amendment to the Agreement as set forth herein is in the best interests of the Company and its shareholders.

NOW, THEREFORE, in accordance with the procedures for amendment of the Agreement set forth in Section 27 thereof, and in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of the Agreement.

(a) The proviso at the end of the definition of “Acquiring Person” in Section 1(a) of the Agreement is hereby amended and restated as follows:

provided, however, that no Person shall be an Acquiring Person unless the Board of Directors of the Company shall have affirmatively determined, within ten Business Days (or such later date as the Board shall determine) after such Person has otherwise met the requirements of this Section 1(a), that such Person shall be an Acquiring Person.

(b) The definition of “Distribution Date” in Section 1(o) of the Agreement is hereby amended and restated as follows:

“Distribution Date” shall mean the earlier to occur of (i) the close of business on the tenth Business Day (or such later date as the Board shall determine) after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth Business Day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person

or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would become an Acquiring Person (without regard to the proviso contained in Section 1(a) hereof requiring the Board of Directors to affirmatively determine that such Person shall be an Acquiring Person); provided, however, that a Distribution Date shall not occur unless, within either of the ten Business Day periods (or such later date) specified in the cases of (i) and (ii) above, the Board of Directors of the Company shall have affirmatively determined that a Distribution Date shall occur upon the end of such applicable ten Business Day (or later) period.

2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that the rights, duties and obligations of the Rights Agent shall be governed by the laws of the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

SIGNATURE GROUP HOLDINGS, INC.

By:	/s/ David Brody
Name:	David Brody
Title:	Senior Vice President, Counsel & Corporate Secretary

MELLON INVESTOR SERVICES LLC

By:	/s/ James Kirkland
Name:	James Kirkland
Title:	Vice President